Philips Business Electronics
International B.V.
Building VO-1, P.O. Box 218
5600 MD Eindhoven, The Netherlands

NOTIFICATION OF WAIVER

May 22, 2001

FEI Company
7451 NW Evergreen Parkway
Hillsboro, Oregon 97124.

Ladies and Gentlemen,

                  Reference is made to section 5.17 of the Combination Agreement, dated as of November 15, 1996 (the “Combination Agreement”), between FEI Company, an Oregon corporation (“FEI”), and Philips Business Electronics International B.V. (“PBE”), a Netherlands corporation formerly known as Philips Industrial Electronics International, B.V., which reads in relevant part:

“Section 5.17 Right to Maintain Percentage Interest. FEI and PIE hereby agree that PIE shall have the right to maintain its percentage interest of the voting securities of FEI in accordance with the terms of this Section 5.17. Until the first instance when Philips’ ownership, whether direct or indirect, of the outstanding voting securities of FEI drops below 40%, whenever FEI offers, or has cumulatively offered since the last offer to PIE pursuant to this Section 5.17, more than 0.5% of the then outstanding voting securities to any Person, FEI shall also offer PIE a reasonable opportunity to purchase from FEI at the then market price such number of such voting securities as would enable Philips to maintain its percentage of FEI’s voting securities at up to 55% or such lower percentage as is calculated by subtracting from 55 the product of (x) 100 and (y) the number determined by dividing (a) the number of shares of FEI common stock sold by PIE subsequent to the date hereof (less such number of shares of FEI common stock bought subsequent to the date hereof other than pursuant to this Section 5.17) by (b) the outstanding shares of FEI on the date of any sale of shares by FEI that triggers Philips’ right under this Section 5.17.”

                  FEI has filed a registration statement on Form S-3 (No. 333-59400) with the United States Securities and Exchange Commission on April 23, 2001, as amended by Amendment No. 1, filed on April 30, 2001, Amendment No. 2 filed on May 1, 2001, Amendment No. 3 filed on May 15, 2001 and Amendment No. 4 filed on May 17, 2001 to register under the Securities Act of 1933, as amended, shares of newly issued Common Stock of FEI to be offered to the public (the "Offering") pursuant to the underwriting agreement of even date herewith, between FEI, PBE and the underwriters named therein. PBE hereby confirms that it will waive its rights under Section 5.17. of the Combination Agreement with respect to the offer and sale by FEI of shares of Common Stock in the Offering. This waiver by PBE shall not be construed as a waiver of any other rights under the Combination Agreement, which will remain in full force and effect.

Very truly yours,

PHILIPS BUSINESS ELECTRONICS INTERNATIONAL B.V.

By:	/s/ J. Lobbezoo
Name:	J. Lobbezoo
Title:	Director